EXHIBIT 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the use in this Registration Statement on Form S-4 of Symmetricom, Inc. of our report dated February 14, 2002 relating to the consolidated financial statements of Datum, Inc., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/    PRICEWATERHOUSECOOPERS LLP

Orange County, California
August 30, 2002